Exhibit 10.17
(English Translation)

Guodian Inner Mongolia Xilinguole Tianhe Wind Power Plant Stage One
49.3MW Wind Turbine Tower Cylinder Equipment Contract

Contract Index: GDNMGXNYXLGLTHFDYQSB2010-002

Buyer: Xilinguole Tianhe Wind Power Development Co., Ltd.

Seller: Liaoning Creative Wind Power Equipment Co., Ltd.

September of 2010

Place: Hohhot, China

Liu, Hong Zhong	Qi, Feng	Wang, Dong Bin

Terms and Conditions

1.	Definitions

The following terms used in this document are herein defined.

1.1.
“Contract” is referring to the mutual agreement conveyed in the form of contract, signed and entered by both parties, including each and every appendix, riders and any other documents mentioned in the aforesaid documents.

1.2.	“Contract Price” is referring to the amount of payment that is payable to Seller by Buyer, upon Seller’s duly and complete performance under the contract.

1.3.	“The Buyer” is referring to Xilinguole Tianhe Wind Power Development Co., Ltd. (hereafter “ Buyer”)

1.4.	“The Seller” is referring to Liaoning Creative Wind Power Equipment Co., Ltd. (hereafter “Seller”)

1.5.
“Contract Product” is referring to the inspected Wind Turbine Tower Cylinder, Pre-buried Foundation Ring and its accessories, underground Bolt and other products, as well as the complete set of technical inspection information by Seller under this contract.

1.6.
          “Superintendent” is referring to, during the production, any quality supervision on the essential part and procedure of Seller’s product is conducted by a qualified supervising body or a representative designated by Buyer for supervision on paper or on-site. Such quality supervision shall not discharge Seller’s warranty to contract product.

1.7.
“Pre-inspection” is referring to an inspection conducted after the installation and 250 hours Test Run of the entire line in compliance with rules in the certificate of inspection set forth by Buyer. Once inspection is passed, Buyer shall issue Certificate of Pre-inspection.

1.8.
“Final Inspection” is referring to the inspection at the end of quality warranty term. If the inspection indicates that the product integrity, quality and other contract conditions were fully satisfied, with satisfying operation, Buyer shall issue a certificate of final inspection signed by both parties.

1.9.	“Place of Project” is referring to the place where installation is conducted for Xilinguole Tianhe Wind Power Development Co., Ltd. Tianhe Project Wind Power Plant Stage One Project.

2.	Language and Applicable Law

2.1.	This contract is written, explained and indicated in Chinese.

2.2.	This contract is governed by the law and administrative rules of China.

3.	Measurement

3.1.	The weight, size and other measurement are applying the metric system.

4.	Scope of Contract

4.1.
The scope of supply shall include 50 sets of Wind Turbine Tower Cylinders and their accessories as required by the drawing (including Pre-buried Foundation Ring and its accessories, underground bolts, Foundation Ring Brace and iron items, Tower, ladder, tower door and door lock, tower platform, cable installation accessories, electronic lighting system, safety wire rope and others), specialized tool, technical information, loading, shipping and any item missed or omitted from the supply list, which should have been included in the scope of the supply and is necessary to satisfy the requirement of the Technology Agreement warranting the performance of the contract.

4.2.	For details of drawing, scope of supply, delivery of technical information and delivery schedule, please see the appendix.

4.3.	For technical requirement and warranty to Seller’s contract product, please see details in the specification listed in the bidding documents.

4.4.
Any product supplied by Seller shall be qualified and accompanied with information of processing machine and testing measure. Any materials used in the product shall be accompanied with valid certificate of inspection.

4.5.
Buyer shall have right to adjust the quantity of supply, depending on Seller’s delivery progress and/or Buyer’s specific project. The computation of the total contract price depends on the itemized contract price and Buyer is required to notify Seller with an eight-week advance written notice.

5.	Requirement of Quality and Technical Standard

5.1.	Quality, specification, technical standard and function of product shall conform to the bidding documents and the drawing of the Wuhan GC China Turbine Corp.

5.2.	Warranty: the usable life of Seller’s wind turbine cylinder shall exceed 20 years.

6.	Contract Price

6.1.
The contract price and also the total contract price is 25.5 million yuan (In Word: twenty-five million five hundred thousand yuan). Such price is CIF Buyer’s designated place, including the tax payable by the Seller, inspection fee, labeling fee, technical information fee (including postage), technical service fee, and the packing, shipping, insurance, loading from the factory to the wind power plant, so as to any other cost and expense incurred prior to the shipping.

6.2.	For the itemized price, please see the Itemized Price Quotation of Single Set of Tower.

7.	Payment

7.1.	Any payment under this contract is payable in Chinese Renminbi. The payment shall be made by note, wire or draft.

7.2.	All payment under the contract shall be made according to the following:

7.2.1.
Ten percent (10%) of total contract price shall be payable to the Seller as the advanced payment within two weeks immediate after the contract takes effect, and upon the Buyer’s receipt of Seller’s following documents:

a)                 Irrevocable Performance Bond issued by a bank and equivalent to 10% of total contract price. Such Performance Bond is returnable in no later than 30 days after all the contract products are delivered and pass the pre-inspection; however, if any dispute arises or is pending the resolution during the above period, the valid term of the Performance Bond shall be extended to the end of the dispute with the full payment to the damage.

b)                 Receipt with the treasury seal and equivalent to ten percent (10%) of total contract amount.

7.2.2.
Eighty percent (80%) of total contract price shall be payable to Seller as the delivery payment upon the delivery of product fully conforming to the delivery schedule, and the Buyer’s receipt and review of the following documents (for 50 sets of pre-buried foundation rings and their accessories, 50 sets of underground bolts, 50 sets of tower holders and others):

a)                 Receipt with treasury seal and equivalent to eighty percent (80%) of total contract price (as soon as 50 sets of pre-buried foundation rings and their accessories, 50 sets of underground bolts and 50 sets of tower holders were delivered, a VAT invoice equivalent to 100% of total contract price shall be issued).

b)                 Three copies of certificates issued by Buyer to certify its receipt of product and qualified package inspection.

c)                 One original Bill of Shipping and one duplicate for each set of product.

7.2.3.
Ten percent (10%) of total contract price shall be payable to Seller as warranty payment as soon as Buyer issued the certificate of pre-inspection (12 months since the production and the passage of pre-inspection or 18 months since the complete delivery and the passage of package inspection, whichever shorter), and the performance reaches the standard set forth in appendix of this contract and Buyer’s receipt and review of the following documents:

a)                 Receipt with treasury seal and equivalent to ten percent (10%) of the total contract price.

b)                 One original and one duplicate copy of final certificate of inspection issued by the Buyer’s representative.

8.	Patent

8.1.
Seller shall guarantee none of Buyer’s use of such product or any part is subject to any claim of intellectual property infringement by a third party (including but not limited to patent, trademark or copyright). When any third party files a claim for damage, Seller shall proceed with its response, and takes responsibility outstanding under the law or economically incurred.

9.	Assignment and Sub-contract

9.1.	Unless Buyer’s advance written approval is obtained, Seller shall not assign its contract duties, in a whole or in a part, to any third party.

9.2.	The Seller is responsible for any material or parts it purchases under this contact.

10.	Shipping, Delivery and Insurance

10.1.	The time and sequence of delivery shall strictly conform to the delivery schedule (see Delivery Schedule).

10.2.	Place of Delivery: the place of delivery is the place of installation designated by Buyer.

10.3.
Seller shall ship the product to the Buyer’s designated place – place of installation for wind turbine tower cylinder. Seller is responsible for the shipping, insurance and storage to the Buyer’s designated place set forth in the contract. The cost and expense for such are included in the contract price. The Date of Seller’s Delivery is the day when the contract product is dropped off at the place of project. Such day is the starting day to calculate the liquidated damage for any delay of delivery.

10.4.	The recipient: Xilinguole Tianhe Wind Power Development Co., Ltd.

10.5.	The Seller has duty to buy insurance for the product covering the shipping to the Place with 110% (One Hundred and Ten Percent) coverage on any shipped product.

11.	Packing and Labeling

11.1.
Any packing and labeling to the Seller’s product shall conform to the requirement set forth by the GB191-73 Packing, Storing and Labeling standard and the relevant national administrative authority. They shall also fit for the long distance shipping, multiple transports, loading and unloading. Such packing and labeling shall have good resistance during the shipping, loading and unloading, with shock-absorption and anti-shock functions. If the packing is incapable of preventing damage caused by the vertical or horizontal acceleration during the shipping, loading and unloading, Seller has duty to provide resolution through the design and structure. The packing shall, based on the features of product, be equipped with protective measures to prevent dampness, mildew, rust and corrosion.

11.2.
Any damage or loss caused by Seller’s improper packing and storing, no matter where and when it is discovered and as soon as it is verified, Seller shall promptly provide repairing and replacing. Seller shall also be liable for any delay caused therefrom, while Buyer has right to claim for liquidated damages according to Clause 15.9 of this contract.

11.3.	Pursuant to Buyer’s request, Seller shall print Buyer' Logo on the product prior to the shipping only and shall not print any others than that.

12.	Technical Service and Contact

12.1.	Seller shall dispatch experienced technician to the place of project to resolve any problem of quality detected during the installation.

When Buyer makes a request for on-site resolution, the Seller shall respond within 12 hours of its receipt of Buyer’s notice and arrived at the place of project within 24 hours of that. Buyer shall have right to request a replacement of the Seller’s incompetent employee. Under such circumstance, Seller shall duly appoint another employee acceptable to the Buyer without affecting the ongoing progress. If no response within 10 days pursuant to Buyer’s written request, it shall be deemed a delay and treated as to Clause 15.11.

12.2.
When any occurrence is so significant that a consultation between the parties is necessary, each party shall have right to call upon a conference and the other shall attend unless extreme circumstance exists.

12.3.
Each party shall sign the minute or memo for each meeting or other contact and shall execute the same. Any modification of contract shall be approved and finalized by each party’s authorized representative. Such modification shall be timely notified to any party of the prior contract for purpose of record.

12.4.	Any documents sealed with “classified” shall be kept confidential by both parties.

12.5.
For necessary outsourcing within the scope of supply, Seller shall provide a list of major suppliers to Buyer for confirmation. Seller shall notify Buyer the designated supplier from the confirmed list. Seller is responsible for its supplier regarding the scope of supply, product, technology interface and others.

12.6.	The Seller shall be responsible for the tower’s cleaning prior to its installation. The surface shall be maintained in a clean condition.

13.	Supervision and Inspection

13.1.	In the 15 days immediately after this contract takes effect, Seller shall provide a product’s manufacture and inspection standard directory.

13.2.
Buyer shall designate the wind turbine manufacturer and/or dispatch its own supervising representative, accompanied with Seller’s inspectors, to conduct as the Superintendent for the production and out-of-factory inspection and to supervise the production, inspection, the packing and labeling. Seller has duty to cooperate with the Superintendent, to provide relevant materials and standards without any charge.

13.3.	For the scope of supervision and the specific duties of Superintendent, please see the Technical Agreement in the appendix.

13.4.	As soon as the production begins, a production plan for a complete set, a monthly production progress report and monthly inspection plan shall be provided.

13.5.	The content and time of supervision shall be provided in 7 days advance.

13.6.
Any document or photocopy relevant to the supervision standard (including factory standard), drawing, information, technology with its actual processing and inspecting record (including interim inspection record and/or inconsistency report) shall be provided.

13.7.	The Superintendent shall be provided with living and working facility.

13.8.
Any supervision (usually on-site supervision) shall not affect the production (except for any suspension caused by significant incident) and shall accord to the actual factory processing. If the Superintendent does not arrive timely pursuant to the Seller’s notice, the testing at the Seller’s factory shall be proceeded and its result shall be valid. But the Superintendent shall have right to collect, review and copy the testing report and result (converted to supervision on the paper). If it is the Seller’s failure to timely notify, which results in its one-sided testing, the result of such is inadmissible to the Buyer and the Seller shall proceed another testing in the presence of Buyer’s representative.

13.9.
During the supervision, if the Superintendent discoveries any product or material defect non-conforming to the standard or packing requirements set forth in this contract, he shall have right to present his opinion and stop signing. The Seller shall make effort to correct to satisfy the quality. Whether it is requested or aware of by the Superintendent or not, the Seller has duty to voluntarily disclose any significant production defect in a timely fashion and shall not make any attempt to conceal. The Seller shall not attempt to deal with such defect without the knowledge of the Superintendent.

13.10.
The Superintendent’s attendance to the supervision or out-of-factory inspection or either of them shall not deem a discharge of Seller’s warranty under Clause 16 of this contract, neither a relief of the Seller’s duty to the product liability.

13.11.
After all Seller’s products are out of factory, the proof for quality for the delivery shall composed of the inspection record and report signed jointly by the Superintendent and Buyer’s representative and the certificate of inspection issued by the manufacturer.

13.12.
As soon as the product is delivered to the designated place, upon the receipt of Buyer’s notice and together with Buyer, Seller shall organize an inspection on the packing, appearance and quantity based on the bill of shipping and packing list. Any non-conformance caused by the fault of Seller and confirmed by both parties shall be placed under the care and resolution of Seller. Buyer shall proceed to the inspection as quickly as possible after the products are delivered. Buyer shall advise Seller the date of inspection three days prior to such date and the Seller shall send its inspecting personnel to attend the on-site inspection. Buyer shall provide with working and living facility to the Seller’s personnel at the Seller’s expense. At the time of inspection, if the Seller’s personnel does not show up timely, the Buyer shall have right to proceed the inspection on its own, the result and record of which shall be deem valid to both parties and admissible evidence for the Buyer’s claim of damage against the Seller.

13.13.
If any damage, defect, deficiency or non-conformance with the requirement of quality standard and regulation set forth in the contract is caused by the fault of Seller and discovered at the time of inspection, a record shall be made accordingly and signed by both parties’ representatives, with one copy held on each party, which shall be admissible as the proof for Buyer’s claim of damage.

13.14.
If Seller disagrees with the aforesaid claim, it shall request a review within 7 days of receipt of Buyer’s claim for damage; otherwise, such claim will be established. If disagreed, both parties shall negotiate. Seller shall dispatch its own representative, at its expense, to the place of inspection to re-inspect jointly with Buyer, within 10 days after it receives the claim of damage.

13.15.
If both parties’ representatives disagree to the record of the joint inspection, either party shall be able to request a qualified third party inspection body accepted by both party to conduct inspection. The certificate of inspection issued by such party shall be final and valid with legal effect, bound to both party with expense on the liable party.

13.16.
As soon as Seller receives Buyer’s claim for damage based on the Clause 13.12 through 13.15, Seller shall immediately repair, replace or supplement according to Clause 13.17. Any cost and expense therein incurred from the manufacture, repair, shipping and insurance shall be borne by the Seller.

13.17.
In principle, any Seller’s repairing or replacement shall not affect the ongoing progress but in no event shall exceed one month after its fault is verified. The end of re-delivery or repairing for such curing is the actual day of delivery, which is the starting day to calculate the liquidated damage.

13.18.
Any aforesaid inspection upon delivery, though none of defect is found or any claim for Seller’s repairing or replacement is fulfilled, shall not deem a discharge of Seller’s warranty under the Clause 15 and the technical specification rule.

14.	Installation, Test Run and Inspection.

14.1.	During the installation, Seller shall make its best effort to cooperate and provide any necessary measures in order to succeed the installation.

14.2.	During the Test Run, Seller shall dispatch its own staff to attend, if possible, and cure any defect within a period defined by the Buyer.

14.3.	The inspection shall proceed according to the certificate of pre-inspection prescribed by Buyer.

14.4.	During the performance, if any examination, repairing or replacement is caused by the fault of Seller, upon its request, Buyer shall make an arrangement with expense on Seller.

14.5.
In any time during the performance, for any examination, repairing or replacement caused by the fault of Seller and, upon Seller’s request, conducted by Buyer, Seller shall reimburse Buyer according to the following formulation (all charge depends on the rate at the time of occurrence):

P = ah+M+cm

Including:      P ---- Payment;
a --- Amount of Labor (yuan/hour x person);
h --- Hour (hour/person);
M --- Material (yuan);
c --- Cylinder (Cylinder / shift)
m --- Machine (yuan/cylinder x shift)

14.6.	After Seller’s Test Run and Buyer’s pre-inspection, Buyer shall issued a Certificate of Pre-inspection.

15.	Guarantee and Claim for Damage

15.1.
The term of guarantee is one year (or 18 months immediate from the package inspection) starting from the issuance of Buyer’s certificate of pre-inspection after installation and 250 hour Test Run. The expiration of such term shall not deem a discharge of Buyer’s liability for any latent product defect. Latent product defect is defined as any defect impossible to detect under ordinary circumstance. Seller is liable for any cure of latent product defect.

When any latent product defect is detected, Seller shall repair or replace under Clause 15.6

15.2.
Seller shall guarantee its product in excellent quality, with reliable and maintainable accessories. Any Seller’s technical document and drawing shall be clear, complete, unified, accurate and correct. Each product shall be provided with two hard copies of complete and identical technical information (with one additional electronic copy).

15.3.
In any event during the contract, if there is any defect in Seller’s product or technical information or its technician’s instruction, resulting in the rework or abandon of product, Seller shall immediately repair or replace free of charge. Any cost and expense incurred by the necessary replacement at the place of installation is on Seller. The repairing and replacing shall not exceed 7 days after the fault of Seller is verified. For those impossible to fix or replace within 7 days, an exempt from the Buyer is required on the individual basis and an extension is required a further negotiation. Seller shall hire a third party acceptable to Buyer to conduct on-site repairing and replacing at its own expense.

15.4.
If any damage to the product is caused by the Buyer’s failure to comply with Seller’s technical documents, drawing, manual or any other non-Seller’s fault, Buyer shall be responsible for the repairing and replacement. However, under such circumstance, Seller had duty to supply the part for replacement in an expedient manner. For any Buyer’s emergent request, Seller shall arrange the shipping of part in a most sufficient expedient way, with cost and expense on Buyer.

15.5.
During the term of guarantee, if any defect of Seller’s product is found, which is not conforming with this contract, Buyer shall have right to file a claim to Seller once it is convinced that Seller is liable for such defect. If Seller disagrees, it shall proceed under Clause 13.14, otherwise, Seller shall immediately repair, replace, pay the damage or authorize Buyer to arrange for major repair as soon as it receives Buyer’s claim for damage. Any cost and expense incurred therefrom at the place of installation shall be born on Seller.

15.6.
If any suspension or postponed installation is incurred due to the Seller’ replacement, repairing to the defective product, the term of warranty shall be extended accordingly. For any replaced or repaired product, the term of warranty shall recompute.

15.7.
After delivery, if any delay to the on schedule operation is caused by Seller’s fault, for each weekly delay, Seller shall be liable for liquidated damages equivalent to 1% of total delayed product price.

15.8.
During the term of warranty, if any Seller’s significant defect, which is jointly verified by both parties, causes the suspension, Seller shall be held liable for liquidated damages equivalent to 1% of suspended product value. The term of warranty for such product shall recompute as soon as the defect is cured.

15.9.
For any delay caused by Seller and inconsistent with the delivery schedule set forth by this contract, the date of delivery shall be defined as to the Clause 10.1 and 10.3, and a liquidated damage is rightfully payable to the Buyer through the following ratios:

One Week Delay                                                      1% of total delayed product value;

Two to Four Week Delay                                       2% of total delayed product value payable weekly;

Any delay less than one week is calculated as one week.

Any delay to the delivery shall not exceed four weeks. On the fifth week, Buyer shall have right to rescind the contract or is entitle to a double liquidated damage.

If contract is rescinded, Seller shall immediate pay the aforesaid damage and return any part of Buyer’s payment and interest. Seller shall also be held liable for any economic loss of damage incurred thereon.

15.10.
If any delay is caused by the Seller’s service, for each week’s delay, liquidated damages equivalent to 1% of total contract price is payable by Seller, which in no event shall exceed 5% of a single product total contract price.

15.11.
For any on-site service requested by Buyer, if Seller does not respond and arrive within the timeframe set forth by Clause 12.1, liquidated damages of 5000 yuan per cylinder per day is payable to the Buyer for each delay.

15.12.	Any single or multiple accumulated damages and liabilities of Seller under this contact shall not exceed 10% of total contract price.

15.13.
Buyer promised to unload within 4 days after the shipping carrier for tower cylinder has arrived. Starting from the fifth day, the carrier withholding will be charged and shall be reimbursable to Seller at the rate of 2,000 yuan per day per vehicle. If necessary, Seller shall provide two backups with 10 cars per backup free of charge and Buyer shall be responsible for loading and unloading.

15.14.
 When claiming the reimbursement for carrier withholding, Seller shall provide with detailed proof, including the time of shipping, shipping vehicle license plate number, time of arrival, time of unloading, time of unpacking inspection and reason for carrier withholding and etc. Such proof shall be confirmed and signed jointly by the representatives of Buyer, Seller, Superintendent and installation party and forwarded to Buyer in original within one week of unloading, otherwise, Buyer shall have right to refuse to reimburse.

16.	Force Majeure

16.1.
Force Majeure is defined to any unpredictable, unavoidable and irresolvable occurrence at the time of contract, including but not limited to disaster, act of god (such as typhoon, flood, earthquake, fire, blast and so on), war (no matter declared or not), rebellion, disturbance and etc. Either party whose performance is affected by such Force Majeure shall be entitled to an extension equivalent to a period so affected, but in no event shall be entitled to an adjustment of contract price.

16.2.
Either party affected by Force Majeure shall promptly notify the other of the incident by facsimile, and shall forward to the other party, within 15 days thereafter, the proof of incident issued by a qualified official agency. The affected party shall make best effort to mitigate the damage and delay so affected by the event. The affected party, as soon as the affect by the event of Force Majeure is removed, shall resume performing immediately.

16.3.
In the event that any effect caused by the Force Majeure is estimated to exceed 120 days by both parties, either party shall resort to a friendly negotiation for each performance (including delivery, installation, test run, inspection and the etc. )

17.	Tax

17.1.	Tax of General Contractor:

Under the tax law and regulation of Chinese government, the general contractor is responsible for any outstanding tax arising from this contract.

17.2.	Tax of Sub-Contractor:

Under the tax law and regulation of Chinese government, the Sub-contractor is responsible for any outstanding tax arising from this contract. Seller shall be responsible for such outstanding tax and fee arising from this contract.

18.	Arbitration

18.1.	Any disputes arising from this contract shall be resolved through both parties’ friendly negotiation, if failed, shall be submitted to Arbitration Committee for arbitration.

18.2.	The place of arbitration is at Buyer’s domicile.

18.3.	The decision of arbitration is binding to either party.

18.4.	Unless otherwise decided by the arbitration, the losing party shall be liable for any cost and expense incurred in the aforesaid proceeding.

18.5.	During the arbitration, the arbitrated part shall not affect the performance of un-arbitrated part.

19.	Effectiveness, Modification and Termination

19.1.	Effectiveness

This contract takes effect after it is signed, sealed with Stamp for Contract Only by both parties’ authorized representatives or agents (a written authorization of authorized representatives required).

The official holiday and weekend shall not affect the performance of contract.

19.2.
Once the contract takes effect, neither party is allowed to unilaterally modify this contract (including the appendixes). But either party has right to submit a written proposal for modification, change, cancellation or supplemental. Such proposal shall be notified to the other party in writing and signed by both parties. For a proposal to change contract price or lead-time, within 15 days of such receipt, a detailed explanation for the factors affecting contract price and/or lead-time shall be submitted. It shall only become valid after it is jointly signed by either party’s authorized representative or agent (a written authorization of authorized representatives required) and approved by the former supervising authority. If any modification is made without Buyer’s agreement, Seller shall have no right for any proposal by adding or canceling any project. In the meantime, Buyer shall have right to submit its disagreement and claim for damage.

19.3.
If any Seller’s violation or refusal to perform is found, Buyer shall notify it in writing. Upon receipt of such, Seller shall confirm and adapt accordingly within 15 days. If 15 days is deemed to be insufficient, Seller shall submit a plan for adaption. If Seller neither adapts nor plans to adapt, Buyer shall reserve right, in whole or in part, to terminate the contract. For such termination, Buyer is not to issue any notice of change. Seller shall be held liable for any cost, loss and damage incurred therefrom. If Seller’s breach of contract is specified and regulated in this contract, it shall proceed accordingly.

19.4.	If Buyer executes its right of termination, it shall have right to cease any due payment as of the date of termination. Also, Buyer shall have right to claim any advanced payment from Seller.

19.5.
During the contract, if the national policy is changed, resulting in impossibility or impracticality of performance, Seller and/or Buyer is entitled to termination or modification of contract, of which the details is subject to the negotiation between parties.

19.6.
For any non-delivery caused by Seller, it shall be liable for liquidated damages equivalent to 30% of non-delivered product value and other Buyer’s economic loss. The charging rate for the loss of power depends on the average volume of power generated by the group that is affected by the non-delivered product in the same period. The power price is 0.63 yuan /kWh.

19.7.
In the event that Seller is bankrupted, transferred (acquired, merged, dissolute or revoked), insolvent or operated by a Receiver for its creditor, Buyer shall have right to immediately notify Seller, the Receiver or its successor in a writing to terminate the contract, or, at the option of those and under a reasonable guarantee of contract, to perform a partial contract agreed upon Buyer.

19.8.	Suspension Caused by Breach of Contract

If Seller breaches contract or commits negligence to the producing regulations or during the performance, Buyer can demand Seller to cease any breached performance until the breach is corrected.

20.	Miscellaneous

20.1.	The contract consists of

Tender Document and its supplement (if any);
Bid Winner’s bidding document and its supplement;
Bid Winner’s Clarification;
The terms of this contract;
Other supplements, drawings, minutes and written documents signed by both parties and the etc.

Each of aforesaid contract documents is complementary to each other. Shall inconsistence exist between the past and later documents, the later one shall prevail. Shall contradiction exist between the drawing and the written; the written description shall prevail. Shall inconsistence exist on standards, the higher standard shall prevail.

Each appendix is undividable part of this contract and has the same legal effect.

20.2.	Unless either party obtains an approval from the other in advance, it shall not assign its rights or duty, in a whole or in a part, to a third party.

20.3.	[Seller’s Project Manager]

Seller shall appoint a high efficient representative or authorized person and acceptable by Buyer’s written agreement, as its project manager and to take responsibility for the whole project. Such person shall duly execute the same as Buyer’s duty. Any direction by this person is deemed a Seller’s direction to the Buyer. If Buyer is convinced such person incompetent, a replacement can be made pursuant to a bilateral negotiation.

20.4.	[Qualified and Sufficient Staff]

Seller shall provide qualified and sufficient engineers, directors and other staff. All authorized personnel will be particularly listed, recorded and notified to Buyer, with indication of their name, background and mailing address. Such list shall be subject to Buyer’s examination.

20.5.
For either party’s correspondence or request, if in written and forwarded in person, registered mail, air mail, telegraphy or facsimile to the address provided by the other, shall be deemed received by the other upon a personal and/or electrical confirmation.

20.6.
There are six counterparts of this contract, one original and three counterparts in Buyer, one original and one counterpart in Seller. This contract and the Technical Agreement have a same legal effect.

The addresses of the contracting parties:

Name:	Xilinguole Tianhe Wind Power Generation Co. Ltd.	Liaoning Creative Wind Power Equipment Co., Ltd.
Address:	23 Jingqiao Rd, Shaihan District, City of Hohhot, Inner Mongolia	Maoshan Industry Yuanqu C Qu, Tieling City, Liaoning Province
Zip Code:	010040	112000
Contact:	Liu, Hongzhong	Wang, Haibo
Telephone:	0471-4505546	0410-6129600
Facsimile:	0471-4505546	0410-61299331
Bank:
Account No.:
Tax No.:
E-Mail:

Signature:

Buyer:		Seller:
Company Name:	Xilinguole Tianhe Wind Power Generation Co. Ltd.	Company Name:	Liaoning Creative Wind Power Equipment Co., Ltd.
Legal Representative: (or Agent)	/s/ Huang Xia Cheng (Stamp for Contract Only)	Legal Representative: (or Agent)	/s/ Wang Dong Bing (Stamp for Contract Only)
Signing Date:	2010.9.7	Signing Date:	2010.9.7